EXHIBIT (h)(22)

SCHEDULE A
OPERATING EXPENSE LIMITS

Maximum Operating Expense Limit
(as a Percentage of average net assets)

Blue Chip Portfolio	0.10%
Aggressive Growth Portfolio	0.10%
Diversified Research Portfolio	0.10%
Small-Cap Equity Portfolio	0.10%
Short Duration Bond Portfolio	0.10%
I-Net Tollkeeper Portfolio	0.10%
Financial Services Portfolio	0.10%
Health Sciences Portfolio	0.10%
Technology Portfolio	0.10%
Growth LT Portfolio	0.10%
Focused 30 Portfolio	0.10%
Mid-Cap Value Portfolio	0.10%
International Value Portfolio	0.10%
Capital Opportunities Portfolio	0.10%
International Large-Cap Portfolio	0.10%
Equity Index Portfolio	0.10%
Small-Cap Index Portfolio	0.10%
Multi-Strategy Portfolio	0.10%
Main Street Core Portfolio	0.10%
Emerging Markets Portfolio	0.10%
Inflation Managed Portfolio	0.10%
Managed Bond Portfolio	0.10%
Small-Cap Value Portfolio	0.10%
Money Market Portfolio	0.10%
High Yield Bond Portfolio	0.10%
Equity Income Portfolio	0.10%
Equity Portfolio	0.10%
Aggressive Equity Portfolio	0.10%
Large-Cap Value Portfolio	0.10%
Comstock Portfolio (formerly Strategic Value Portfolio)	0.10%
Real Estate Portfolio	0.10%
Mid-Cap Growth Portfolio	0.10%

Effective January 1, 2004, agreed to and accepted by:

PACIFIC SELECT FUND

BY:	/s/THOMAS C. SUTTON	ATTEST:	/s/ AUDREY L. MILFS

Name:	Thomas C. Sutton	Name:	Audrey L. Milfs
Title:	Chairman of the Board & Trustee	Title:	Secretary

PACIFIC LIFE INSURANCE COMPANY

BY:	/s/THOMAS C. SUTTON	ATTEST:	/s/ DIANE N. LEDGER

Name:	Thomas C. Sutton	Name:	Diane N. Ledger
Title:	Chairman of the Board & CEO	Title:	Vice President

BY:	/s/ AUDREY L. MILFS	ATTEST:	/s/ DIANE N. LEDGER

Name:	Audrey L. Milfs	Name:	Diane N. Ledger
Title:	Vice President & Secretary	Title:	Vice President